AMENDMENT #2
TO
HUBBELL INCORPORATED
DEFINED CONTRIBUTION RESTORATION PLAN
As Amended and Restated Effective as of December 8, 2015

This Amendment #2 (the “Amendment”) is adopted by Hubbell Incorporated, a Connecticut corporation (the “Company”) for purposes of amending that certain Hubbell Incorporated Defined Contribution Restoration Plan (as Amended and Restated Effective as of December 8, 2015) (as amended, the “Plan”), as of December 4, 2019 (the “Amendment Effective Date”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

WHEREAS, pursuant to Section 10.1(a) of the Plan, except as limited by applicable law, the Plan may be wholly or partially amended by the Board from time to time, including retroactive amendments; provided that any such amendment does not decrease the Vested percentage or amount of interest any Participant or any other person entitled to payment under the Plan has in the Participant’s Account;

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company to amend the Plan as set forth herein to provide Participants with Company Contributions that generally reflect, but diverge in part from, the terms of the Savings Plan, as amended and restated, and that such amendment is permitted under Section 10.1 of the Plan.

NOW, THEREFORE, in consideration of the foregoing recitals, the Plan is hereby amended as follows, effective as of January 1, 2020:

1.    Article I of the Plan is hereby amended to add the following definitions:

“1.3A Base Salary

“Base Salary” shall mean the base or regular cash salary relating to service performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards and automobile and other allowances paid to a Participant for services rendered (whether or not such amounts are included in the Employee’s gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.”

and

“1.5A Bonus
“Bonus” shall mean any cash incentive or bonus compensation payable in a Plan Year that is in addition to Base Salary, earned by a Participant under any Employer’s annual bonus and cash incentive plans and commission payments, but shall not include any stock option, stock appreciation rights, other equity-based incentive award or a replacement of an award originally granted as equity compensation, retention bonus or fringe benefits. A Participant’s Bonus shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.”

2.    Article Section 1.11 of the Plan is hereby amended in its entirety to read as follows:
“1.11    Compensation
“Compensation” shall mean, effective January 1, 2020, Base Salary plus Bonus. For periods prior to January 1, 2020, Compensation shall have the meaning in the Plan as in effect for such period.”

3.    Section 1.19A of the Plan is hereby amended in its entirety to read as follows:

“1.19A    Match-Eligible Deferrals

“Match-Eligible Deferrals” shall mean, for each Participant in each Plan Year, an amount equal to the sum of (a) the amount of such Participant’s pre-tax and Roth deferrals under the Savings Plan for such Plan Year; provided, however, that such deferrals are applicable to amounts that would constitute, for such Plan Year, Compensation under the Plan as then in effect and (b) the amount of such Participant’s deferrals of any Compensation under the Hubbell Incorporated Executive Deferred Compensation Plan (as amended from time to time) for such Plan Year to the extent the amounts so deferred constitute Compensation under the Plan, up to a combined maximum of six percent (6%) of such Participant’s Compensation for such Plan Year.”

4.    Except as modified by the forgoing, the terms and conditions of the Plan shall remain in full force and effect following the adoption of this Amendment.

IN WITNESS WHEREOF, the Company has adopted this Amendment #2 to the Hubbell Incorporated Defined Contribution Restoration Plan as of the Amendment Effective Date

HUBBELL INCORPORATED

By:     /s/ Katherine A. Lane

Print Name: Katherine A. Lane

Title: Vice President, General Counsel and Secretary

Date: December 4, 2019